Exhibit 99.1

Limoneira Closes Sale of its Sevilla Property for $2.6 Million

Transaction In-Line with Company’s Asset-Light Strategic Plan to Increase Shareholder Value through Selective Monetization of Certain Assets

SANTA PAULA, Calif., December 5, 2022 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today announced the sale of its real estate development property referred to as “Sevilla” located in Santa Maria in Santa Barbara County, CA. The transaction closed on November 30, 2022 and the Company received approximately $2.6 million in cash proceeds and recorded an immaterial loss in the fiscal first quarter of 2023.

Harold Edwards, President and Chief Executive Officer, stated, "We are very pleased to have delivered on our goal to close the sale of our Sevilla property in calendar year 2022 and to deliver against our strategy of selectively selling off non-core assets as we move toward an asset-light model. We will use the cash generated by this sale to continue reducing our debt and enhance shareholder value.”

About Limoneira Company

Limoneira Company, a 129-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors:

John Mills

Managing Partner

ICR 646 277-1254

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal years 2022 and beyond, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.